UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 1, 2010

EnergySolutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33830	51-0653027
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

423 West 300 South
Suite 200
Salt Lake City, Utah	84101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(801) 649-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 1, 2010, EnergySolutions, Inc. (the “Company”) entered into a separation agreement with Mark C. McBride, its former Chief Financial Officer (the “Separation Agreement”).  The Separation Agreement provides that through December 31, 2011, Mr. McBride’s salary will continue at his annualized base pay rate in effect immediately prior to separation and that his auto allowance will also continue based on his participation level immediately prior to separation.  The Company will also provide Mr. McBride with COBRA benefit continuation through December 31, 2011.

The Separation Agreement also provides that Mr. McBride will participate in any bonus earned under the Company’s 2010 bonus program at a target rate of 80% of his annual salary.  Pursuant to the Separation Agreement, for the purpose of calculating Mr. McBride’s bonus, his individual bonus objectives are considered achieved and 30% of his target bonus is considered earned.  The remaining 70% of Mr. McBride’s target bonus is dependent upon the Company’s achievement of the EBITDA target for 2010.

Additionally, the Separation Agreement provides that all of Mr. McBride’s unvested restricted stock grants and stock options shall forfeit in accordance with the Company’s 2007 Equity Incentive Plan.  The Separation Agreement also contains general release, non-competition and non-solicitation provisions.  During the transition period preceding the Separation Agreement, Mr. McBride made himself available to provide consulting and advisory services on an as needed basis.  The Compensation Committee of the Company’s Board of Directors approved the Severance Agreement.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Item 10.1                Separation Agreement dated December 1, 2010 between the Company and Mark C. McBride

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnergySolutions, Inc.

Dated: December 7, 2010	By	/s/ Val J. Christensen
Val J. Christensen, President & CEO